Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Black Creek Industrial REIT IV Inc. (formerly known as Industrial Logistics Realty Trust Inc. and Logistics Property Trust Inc.):

We consent to the use of our report dated March 15, 2017, with respect to the consolidated balance sheets of Black Creek Industrial REIT IV Inc. and subsidiary (formerly known as Industrial Logistics Realty Trust Inc. and Logistics Property Trust Inc.) as of December 31, 2016 and 2015, and the related consolidated statements of operations, equity, and cash flows for the years ended December 31, 2016 and 2015, and the period from Inception (August 12, 2014) to December 31, 2014 which are incorporated by reference in Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 3 to the Registration Statement (No. 333-200594) on Form S-11, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, Colorado
June 30, 2017